Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Brett Chiles
(713) 529-0900

EQUUS TOTAL RETURN, INC. ANNOUNCES APPOINTMENT OF L’SHERYL D. HUDSON AS CHIEF FINANCIAL OFFICER AND RESIGNATION OF JAMES M. WALSH AS DIRECTOR

HOUSTON, TX – November 20 , 2006 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) today announced that on November 14, 2006, the Fund’s Board of Directors appointed L’Sheryl D. Hudson as the Fund’s Chief Financial Officer. Prior to joining the Fund, Ms. Hudson served as Associate Director of WestLB Asset Management (US), LLC (“WestAM”) from 2002 to 2006. While at WestAM, she managed the financial operations including, portfolio accounting, trade settlement and performance measurement for privately held and publicly-traded domestic and international fixed income funds and separate accounts. Prior to her tenure at WestAM, Ms. Hudson served as Director of Portfolio Management and Valuation at Enron Corporation from 1998 to 2001.

“We are pleased that Ms. Hudson has joined Equus. She further enhances our professional team that serves the Fund,” commented Anthony Moore, Co-Chairman, CEO and President of the Fund.

The Fund’s Board of Directors has asked James M. Walsh to provide financial advisory services to the Fund. Pursuant to the Board’s request, Mr. Walsh resigned his position as a director of the Fund, effective November 14, 2006. Following Mr. Walsh’s resignation, the Fund entered into a formal consulting agreement with Walsh Advisors, LLC.

“With Mr. Walsh’s more than 25 years experience in the investment banking business, we look forward to working with him in this new capacity,” stated Mr. Moore.

Equus is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol “EQS”. Additional information on Equus may be obtained from its website at www.equuscap.com.